Tim Cook Named COO of Apple

Jon Rubinstein to Retire March 31 and be Succeeded by Tony Fadell

CUPERTINO, California--October 14, 2005--Apple® today named Tim Cook its chief operating officer. Cook, who has been Apple's executive vice president of Worldwide Sales and Operations since 2002, will continue to report to Steve Jobs, Apple's CEO.

"Tim has been doing this job for over two years now, and it's high time we officially recognized it with this promotion," said Steve Jobs, Apple's CEO. "Tim and I have worked together for over seven years now, and I am looking forward to working even more closely with him to help Apple reach some exciting goals during the coming years."

Cook will continue to be responsible for all of the company's worldwide sales and operations, and will continue to lead the company's Macintosh Division. In addition, he will work closely with Jobs and the executive team to lead Apple's overall business.

Apple also announced that Jon Rubinstein, Apple's senior vice president of the iPod Division will retire on March 31 and be succeeded Tony Fadell. Fadell will report to Steve Jobs and take over all aspects of iPod engineering.

"I've worked with Jon for over 15 years, and we're going to miss him. Jon has done an excellent job as a member of Apple's senior management team, as well as building our world-class iPod engineering team and running our hardware engineering team prior to that," said Steve Jobs, Apple's CEO. "Tony has been doing a superb job running a large part of the iPod engineering team, and we're expecting a very smooth transition."

Cook joined Apple in 1998 as senior vice president of Operations, and was promoted to executive vice president of Worldwide Sales and Operations in 2002. His responsibilities were expanded to include leading Apple's Macintosh Division in 2004. Before joining Apple, Cook was a vice president at Compaq and also spent 12 years with IBM. Cook earned an M.B.A. from Duke University, where he was a Fuqua Scholar, and a Bachelor of Science degree in Industrial Engineering from Auburn University.

Fadell joined Apple's iPod Engineering team in 2001 and was promoted to vice president of iPod engineering in 2004. Prior to joining Apple, Fadell worked at Philips Electronics.  Prior to joining Philips, Fadell was a hardware and software architect at General Magic. He graduated with a BS degree in Computer Engineering from the University of Michigan in 1991.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning desktop and notebook computers, OS X operating system, and iLife and professional applications. Apple is also spearheading the digital music revolution with its iPod portable music players and iTunes online music store.

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Steve Dowling

Apple

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